Exhibit 99.03

October 5, 2004

I hereby consent to being named as a person nominated to become a member of the board of directors of Shopping.com Ltd. in the registration statement on Form S-1 of Shopping.com Ltd. to be filed on or about the date written above.

/s/ Alex W. Hart Alex W. Hart